Exhibit 10.1

 EXECUTION VERSION

Amended and Restated Distribution Agreement

This Amended and Restated Distribution Agreement (the “Agreement”) is made as of the 31st day of August, 2009, by and between Strategic Diagnostics Inc., a Delaware corporation having its principal place of business at 111 Pencader Drive, Newark, Delaware 19702-3322 USA (“SDI”), and the DuPont Qualicon Division of E. I. du Pont de Nemours and Company having a place of business at Experimental Station, Building 400, P.O. Box 80400, Route 141 and Henry Clay Road, Wilmington, Delaware 19880-0400 USA (“Distributor”).

BACKGROUND

A.           SDI and Distributor entered into that certain Distribution Agreement, dated as of March 28, 2008, including as subsequently amended on December 19, 2008 and March 27, 2009 (the “Original Agreement”), pursuant to which SDI appointed Distributor as its non-exclusive distributor of non-SELECT™ Products within the Territory.

B.           SDI and Distributor desire to amend certain terms and conditions of the Original Agreement as further provided herein and desire that this Agreement amend and restate the Original Agreement in its entirety.

C.           SDI and Distributor desire to express their mutual intent to enter into a Joint Development Agreement (JDA) under which mutually agreed upon product development opportunities in the food pathogen space may be pursued.

NOW THEREFORE, in consideration of their mutual promises and covenants herein set forth, and all other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

TERMS AND CONDITIONS

1.           DEFINITIONS.

1.1              “Affiliate” means any person that directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement to the extent of at least fifty percent (50%) of the income or voting interests of such person, or the ability to direct the affairs of such person.

1.2              “Agreement” has the meaning ascribed to it in the preamble.

1.3              “Customer” means a Territory Customer or an Expansion Territory Customer.

1.4              “Distributor Indemnified Person” has the meaning ascribed to it in Section 11.2.

1.5              “Distributor” has the meaning ascribed to it in the preamble.

1.6              “Expansion Territory” means the United States of America.

STRATEGIC DIAGNOSTICS INC.
Amended and Restated Distribution Agreement

1.7              “Expansion Territory Customer” means a customer who shall take delivery of the Products within the Expansion Territory.

1.8              “Field” shall mean Food Safety testing.

1.9              [The confidential material contained herein has been omitted and has been separately filed with the Commission.] has the meaning ascribed to it in Section 2.1(c).

1.10              “Indemnified Party” has the meaning ascribed to it in Section 11.1.

1.11              “Indemnifying Party” has the meaning ascribed to it in Section 11.1.

1.12              “Initial Term” has the meaning ascribed to it in Section 13.1.

1.13              “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in any jurisdiction in the Territory and, following the Second Expansion Date, the Expansion Territory in which the Products to be supplied hereunder are packaged, stored, shipped, handled, distributed or used, including those of any national, supra-national, regional, state, provincial, county, city, local or other Regulatory Authority therein.

1.14              “Non-Conforming Product” has the meaning ascribed to it in Section 4.3(c).

1.15              “Person” shall mean any natural person, corporation, partnership, limited liability company, proprietorship, association, trust, or other legal entity.

1.16              “Products” means those products defined in Section 3.1 and in Appendix A attached hereto.

1.17              “Purchase Orders” has the meaning ascribed to it in Section 4.2(a).

1.18              “Region” means either Europe or Asia-Pacific/the Rest-of-World (excluding the Expansion Territory), as the context may require.

1.19              “Regional Market Share Target” means the sales targets established for each Region in accordance with the terms hereof.  The Regional Market Share Targets for each year of the Initial Term are set forth on Appendix F.

1.20              “Regulatory Authority” means any national, supra-national, regional, state, provincial, county, city or local regulatory or governmental authority, agency, department, bureau, commission, council or other entity in a regulatory or governmental jurisdiction in the Territory and, following the Second Expansion Date, the Expansion Territory.

1.21              “Renewal Term” has the meaning ascribed to it in Section 13.2.

1.22               “Second Expansion Date” has the meaning ascribed to it in Section 2.2(b).

STRATEGIC DIAGNOSTICS INC.
Amended and Restated Distribution Agreement

1.23              “Specifications” means the Product specifications as agreed upon by the parties and attached hereto as Appendix B.

1.24              “SDI” has the meaning ascribed to it in the preamble.

1.25              “SDI Intellectual Property” has the meaning ascribed to it in Section 8.1.

1.26              “SDI Trademarks” shall mean the trademark rights for Rapid ChekR and SELECT™, which are the exclusive property of SDI.

1.27              “Term” has the meaning ascribed to it in Section 13.2.

1.28              “Territory” means the world, other than the United States of America.

1.29              “Territory Customer” means a customer who shall take delivery of the Products within the Territory.

1.30              “Trademarks” means with respect to SDI, those trademarks and designations of SDI that are listed on Appendix C and with respect to Distributor, those trademarks and designations of Distributor that are listed on Appendix C.

1.31              “Transfer Prices” means the applicable Transfer Prices as set forth in Appendix A.

1.32              “Yearly Target Amount” has the meaning ascribed to it in Section 2.3 below.

2.           APPOINTMENT OF DISTRIBUTOR.

2.1              Distribution within the Territory.

(a)           SDI hereby confirms the appointment of Distributor as a distributor of the Products in the Field within the Territory, and Distributor hereby confirms its acceptance of such appointment.  In accordance with Distributor’s appointment as a distributor of the Products in the Territory, Distributor is authorized to solicit orders within the Territory for the purchase of Products by Territory Customers.

(b)           SDI and Distributor agree Distributor’s appointment as a distributor of the Products in the Territory is on a non-exclusive basis.   SDI (on its own behalf and on behalf of its Affiliates, and their agents and other distributors) reserves the right to deal directly with any Territory Customer located within the Territory and to fill for its own account or third party distributor any order for Products that it receives directly from any such Territory Customer.

(c)           [The confidential material contained herein has been omitted and has been separately filed with the Commission.].

STRATEGIC DIAGNOSTICS INC.
Amended and Restated Distribution Agreement

(d)           Except as provided in Section 3 below, Distributor’s appointment as a distributor of the Products in the Field in the Territory is limited to the Products and excludes all other products manufactured or marketed by SDI or its Affiliates.

2.2              Co-Exclusive Distribution in the Expansion Territory.

(a)           If and when Distributor’s cumulative purchases of all Products meets or exceeds the Yearly Target Amount and the Regional Market Share Targets for year two (2), each of SDI and Distributor agree that, unless expressly waived by Distributor or SDI, it will negotiate in good faith with the other to agree on the terms and conditions of an agreement (the “Expansion Agreement”) pursuant to which Distributor will be appointed as the co-exclusive distributor with SDI of the Products in the Expansion Territory (the “Expansion Agreement”), which agreement may be a separate agreement or an amendment to, or amendment and restatement of, this Agreement.

(b)           Upon the execution and delivery of, and pursuant to, the Expansion Agreement (the date of the Expansion Agreement being the “Second Expansion Date”), Distributor will be appointed by SDI as the co-exclusive distributor of the Products in the Expansion Territory and Distributor shall thereafter be authorized during the Term to solicit orders in both the Territory and the Expansion Territory for the purchase of Products by Customers unless otherwise provided in this Agreement or the Expansion Agreement.

(c)           SDI and Distributor agree Distributor’s appointment as a distributor of the Products in the Expansion Territory will be on a co-exclusive basis with SDI.  Unless otherwise agreed, the Expansion Agreement shall reserve SDI’s right to deal directly with any Expansion Territory Customer located within the Expansion Territory and to fill for its own account any order for Products that it receives directly from any such Expansion Territory Customer.

(d)           Except as provided in Section 3 below or as otherwise agreed in the Expansion Agreement, Distributor’s appointment as a distributor of the Products in the Expansion Territory is limited to the Products and excludes all other products manufactured or marketed by SDI or its Affiliates.

(e)           SDI represents that, as of the date hereof, it is the sole distributor of Products in the Expansion Territory and can in its sole discretion appoint distributors of the Products in the Expansion Territory.  Prior to the Second Expansion Date, SDI agrees that it shall not appoint any other person as a distributor of the Products in the Expansion Territory unless such appointment is subject to Distributor’s right hereunder to become the co-exclusive distributor of the Products with SDI in the Expansion Territory pursuant to the Expansion Agreement.  Nothing herein shall prevent SDI from establishing distribution of any products or Products within the Territory.

2.3              Yearly Purchase Targets and Regional Market Share Targets.  Appendix F attached hereto sets forth the aggregate target number of test strips for purchases of all Products by Distributor for distribution within the Territory (the “Yearly Target Amount”) and the Regional Market Share Targets for each year of the Initial Term.  Distributor and SDI shall negotiate in good faith to set the Yearly Target Amount and Regional Market Share Targets for each year of the Term following the Initial Term and the Yearly Target Amount and Regional Market Share Targets for each such year shall be set at least 30 days prior to the end of the Term.

STRATEGIC DIAGNOSTICS INC.
Amended and Restated Distribution Agreement

2.4              Sub-Distributors.  In acting hereunder as a distributor of the Products in the Territory or the Expansion Territory, Distributor may utilize sub-distributors provided that (i) such sub-distributors agree in writing to be bound by terms and conditions consistent with the terms and conditions contained in this Agreement, and (ii) Distributor remains liable for all the work, acts and omissions of its sub-distributors, including compliance with the terms of this Agreement.  No subcontracting shall release Distributor from its responsibility for its obligations under this Agreement.

3.           PRODUCTS.

3.1           OEM Products.  The Products are those OEM, custom labeled products manufactured and/or offered for sale by SDI and its Affiliates and specified on Appendix A attached hereto. SDI reserves the right to discontinue making the Products in the Territory or the Expansion Territory for any reason or no reason upon sixty (60) days prior written notice to Distributor; provided, however, that (1) in the event of any complete or partial discontinuance of a Product, SDI shall, upon Distributor’s request, supply Distributor with a quantity of such discontinued Product in an amount as requested by Distributor (not to exceed the maximum amounts that SDI would be obligated to supply to Distributor hereunder had such Product not been discontinued upon the terms of this Agreement)  or grant to Distributor the right to distribute SDI’s or its Affiliates’ product(s) that have replaced such discontinued Product (if any) upon the terms of this Agreement and custom label such replacement product(s) for Distributor, in which case such replacement product(s) shall be deemed Products for purposes of this Agreement and (2) in the event of any discontinuance of any portion, but not the whole, of a Product then Distributor shall continue to have the right to distribute the portions of such Product that have not been discontinued upon the terms of this Agreement and such portions shall be deemed Products for purposes of this Agreement.

3.2           Product Intended Use.  Distributor and sub-distributors shall not knowingly sell or offer to sell or otherwise market Products other than for their intended use.  Products shall not be combined with Distributor’s or sub-distributor’s products or systems without the express written consent of SDI.

3.3           Joint Development Agreement. The parties shall in good faith explore product development concepts and ideas in the food pathogen testing space.  In the event that the parties identify a mutually agreed upon product development program they shall use commercially reasonable efforts to enter into said program under a Joint Development Agreement.

STRATEGIC DIAGNOSTICS INC.
Amended and Restated Distribution Agreement

4.           FINANCIAL PROVISIONS.

4.1          Transfer Prices.  SDI shall sell the Products to Distributor at SDI’s applicable Transfer Prices as provided in Appendix A.  Such Transfer Prices shall be fixed for the Initial Term and shall apply to all purchases by Distributor of Products regardless of whether the Products are being purchased for distribution within the Territory or the Expansion Territory.  Following the Initial Term, the Transfer Price for each Product may be increased on an annual basis provided that (i) the annual increase of a Transfer Price for any Product may not be more than five percent (5%) of the prior Transfer Price for such Product or, if greater, the proportionate percentage increase in the cost of raw materials price for such Product as supported by SDI documentation and (ii) that SDI provides at least sixty (60) days prior written notice of any such increase.  In the event Distributor reasonably considers such price increases to be excessive, Distributor shall have the right at its discretion to discontinue the affected Product or to terminate this Agreement on ninety (90) days written notice to SDI.  Notwithstanding anything contained herein to the contrary, in the event SDI or its Affiliates sell to a third party the Product(s) at lower price(s) or at better terms than the price(s) and terms set forth in this Agreement, SDI shall offer the lower price(s) and better terms to Distributor for as long as they are available to the third party; provided that Distributor is purchasing a comparable volume of the Product as such third party.

4.2          Supply of the Product.

(a)           General.  SDI shall use commercially reasonable efforts to produce and supply to Distributor its requirements of the Product in response to firm purchase orders for the Products (“Purchase Orders”) by the delivery dates specified.  Distributor will not purchase any Products manufactured by SDI from any resellers or other distributors.  Distributor will purchase the Products exclusively from SDI for sale in the Field within the Territory and, following the Second Expansion Date, the Expansion Territory.

(b)           Forecasting and Ordering.

(i)           Rolling Forecasts.  The parties agree that at the beginning of each calendar quarter Distributor shall submit to SDI a non-binding forecast of Products that Distributor anticipates ordering from SDI during the following six (6) month period.

(ii)           Purchase Orders.  Distributor acknowledges that Products are produced in full lot quantities of 400 cans per Product and that all Purchase Orders submitted by Distributor for Products shall be in full lot quantities.  The form of Purchase Order is attached hereto as Appendix D.  Each Purchase Order shall be placed by Distributor with SDI either by facsimile or e-mail and shall set forth for each Product, the quantity ordered (in full batch quantities) and delivery date.  Distributor shall purchase all such Products ordered and delivered as specified in a Purchase Order.  Should Distributor place a Purchase Order not in substantial conformance with the requirements set forth in this Section 4.2(b)(ii), or which exceeds 1600 cans per Product, SDI shall not be obligated to fill such orders within the specified lead time, or may reject such orders.  However, SDI shall use its commercially reasonably efforts to fulfill all or the maximum portion of such non-conforming Purchase Order.  If SDI notifies Distributor that it is unable to fill a Purchase Order, it shall indicate the portion of such purchase order SDI cannot supply by the requested delivery date and specify alternate delivery dates.  All Products shall be ready for shipment from SDI’s Newark, Delaware location on the date as set forth in the applicable Purchase Order. All Product shall be delivered F.O.B. SDI or SDI’s contract manufacturer, and title, possession and risk of loss shall pass to Distributor upon delivery of Products to Distributor’s designated carrier.

STRATEGIC DIAGNOSTICS INC.
Amended and Restated Distribution Agreement

(c)           Terms of Orders.  The only terms in a Purchase Order, submitted by Distributor and accepted by SDI, that are recognized under this Agreement are those that pertain to quantity, delivery dates and the Products ordered.  No other terms that would modify the obligations of the parties under this Agreement are accepted.

4.3          Quality.

(a)           Specifications.  SDI hereby warrants to Distributor that the Products sold to Distributor hereunder shall meet the Specifications as of the date of sale, are fit for their intended use and comply with all laws and regulations applicable to their manufacture, sale, packaging and labeling.

(b)           Independent Testing.  In the event of an unresolved dispute as to conformity of a Product with the applicable warranties set forth in subsection (a) above, the parties shall within thirty (30) days appoint an independent first class laboratory to undertake the relevant testing and its findings shall be conclusive and binding upon the parties.  All costs relating to this process shall be borne solely by the unsuccessful party.

(c)           Replacement Product.  Where Product which has been delivered has been shown not to conform to the warranties set forth in subsection (a) above (“Non-Conforming Product”), and such non-conformity is not attributable to the acts or omissions of Distributor, SDI shall, at its option, (i) replace or repair such Non-Conforming Product, or (ii) refund the purchase price in each case within forty-five (45) days of the receipt by SDI of the Non-Conforming Product and SDI shall reimburse Distributor in respect of the costs incurred by Distributor in relation to any testing, handling, destruction or return of the Non-Conforming Product.  Distributor’s sole remedies in respect of any failure by SDI to supply Product conforming to Specifications are set out in this Section 4.3(c).

4.4          Payment.  Payment shall be made by Distributor for Products ordered hereunder in US Dollars on a net sixty (60) days from date of invoice, no cash discount basis.  Undisputed over due amounts shall bear interest at a rate equal to one percent (1%) in excess of the prime lending rate of interest from time to time announced by The Wall Street Journal as its reference rate for commercial loans.  In the event that Distributor’s account should become delinquent, SDI reserves the right to impose C.O.D. payment terms or to require payment at the time each order is placed by irrevocable letter of credit complying with the “Uniform Customs and Practices for Documentary Credit” drawn upon a bank satisfactory to SDI.  It is expressly agreed that in the event that any undisputed amount owed with respect to the purchase of Products remains unpaid for a period of ninety (90) days or more, SDI shall have the right to terminate this Agreement immediately upon written notice to Distributor.

4.5          Audit.  Distributor shall keep accurate and complete records of its activities hereunder for the Term of this Agreement and for a period of three (3) years from date of termination of this Agreement.  SDI shall have the right, but not the obligation, upon reasonable notice, to conduct an audit of Distributor’s and its sub-distributors’ books, records and facilities to determine if Distributor and its sub-distributors have complied with its obligations hereunder.

STRATEGIC DIAGNOSTICS INC.
Amended and Restated Distribution Agreement

5.           CERTAIN DUTIES OF THE PARTIES.

5.1          Efforts To Secure Orders.  Distributor shall exert its commercially reasonable efforts to promote the sale of the Products within the Territory and, following the Second Expansion Date, within the Expansion Territory. Notwithstanding the foregoing, the parties acknowledge that Distributor’s Product(s) distribution in the Territory and the Expansion Territory will be through the established distribution channels of DuPont Qualicon, an operational division of E. I. du Pont de Nemours and Company, and that Distributor shall not be obligated to utilize other businesses of E. I. du Pont de Nemours and Company or its Affiliates, or other distribution channel(s), or to add distributors or to change its distribution channel.

5.2          Promotional Materials, Inserts and Labeling.  SDI will supply Distributor English language versions of SDI catalogues, circulars and other advertising materials relating to the Products.  In addition, SDI shall provide Distributor with each Product detailed package inserts and directions for use, Product warranties and any end user terms and conditions in the English language for Distributor’s use in distributing the Product as provided herein.  Distributor agrees that if it deems translation of such materials to be necessary, Distributor will bear the expense of translating and printing such material.  Notwithstanding the foregoing, SDI shall not be responsible for any variations in content or meaning between such materials translated by Distributor and the materials supplied by SDI; any such variation shall constitute an unauthorized act or statement for which Distributor shall be liable as set forth under this Agreement.

5.3          Market Development Strategy.

(a)           Market Plan.  SDI and Distributor shall use commercially reasonable efforts to develop a marketing strategy that includes specific tactics for addressing the needs of and penetrating the three key market segments in food pathogen testing with the lateral flow system in the Territory and, if applicable, in the Expansion Territory: cultural, automated and non-automated rapid methods (the “Market Plan”).  Distributor shall use commercially reasonable efforts to implement the Market Plan.

(b)           Regulatory Approval.  SDI and Distributor shall use commercially reasonable efforts  in the Territory and, if appropriate, in the Expansion Territory to seek the necessary regulatory approvals to support the Market Plan.  SDI will provide all necessary data and information to support the approvals in the Territory and Expansion Territory, however Distributor shall be responsible for using such data and information to obtain the approvals for the Products.

(c)           Sub-Distributor Strategy.  Distributor (i) shall not sell any Products to any sub-distributor with a remaining self-life of less than six (6) months and (ii) shall use commercially reasonable efforts to assure that sub-distributors implement the Market Plan.

STRATEGIC DIAGNOSTICS INC.
Amended and Restated Distribution Agreement

5.4          Technically Trained Personnel.  Distributor agrees to assign one or more technically competent marketers to work on the Market Plan and sale and distribution of the Products in the Territory and, following the Second Expansion Date, in the Expansion Territory.  Distributor further agrees to periodically send its personnel, upon reasonable request by SDI, to a designated facility of SDI for sales training.  Distributor will pay all travel expenses for its representatives to and from the facility designated by SDI.  Distributor shall train and maintain an adequate staff of sales personnel sufficiently knowledgeable about each of the Products following SDI training guidelines in order to enable such personnel to promote the sale of the Products as well as to respond to Customer inquiries and complaints.  Distributor shall provide and maintain customer support services on a twenty-four hour-a-day, seven day-a-week basis.

5.5          Transportation and Inventory.  Distributor shall transport and otherwise distribute to its Customers, the Products in accordance with the applicable Laws.  Distributor will purchase and maintain adequate inventory from SDI as dictated by market needs within the Territory and, following the Second Expansion Date, within the Expansion Territory, all at Distributor’s reasonable discretion.

5.6          Records; Reports.  Distributor will maintain accurate records of the sales of the Products.  In addition, Distributor will, upon request from SDI, submit to SDI a quarterly written summary report by the twenty-fifth (25th) day of each quarter that this Agreement continues in effect.  This quarterly report will include the following information:

(a)           A rolling quarterly sales forecast by Product category;

(b)           A retrospective quarterly schedule of Product placement by Region;

(c)           A rolling twelve (12) month schedule of trade exhibits, trade shows, and technical conferences; and

(d)           Advice as to any significant market or application developments within the Territory and, following the Second Expansion Date, within the Expansion Territory.

5.7          General Conduct.  Each party shall use its commercially reasonable efforts to conduct its business in a manner that will reflect favorably upon the other party and shall not engage in any illegal business practice.  Distributor shall hold all applicable licenses in connection with its storage, distribution and sale of the Products in the Territory and, following the Second Expansion Date, in the Expansion Territory and shall comply with all applicable Laws relating to its purchase, storage, marketing, distribution and sale of the Products in the Territory and, following the Second Expansion Date, in the Expansion Territory.  SDI shall hold all applicable licenses in connection with its manufacture, storage and sale of the Products sold hereunder and shall comply with all applicable laws relating to its manufacture, storage and sale of the Products sold hereunder.  Distributor shall not make any statements, representations, warranties or guarantees concerning the Products except as expressly authorized in writing by SDI.  SDI reserves the right to audit and inspect Distributor’s storage and distribution facilities.

STRATEGIC DIAGNOSTICS INC.
Amended and Restated Distribution Agreement

5.8          Notification.  Each party shall provide the other party with written notice as soon as practicable of all third party claims and allegations, of which it becomes aware, that a party is not complying with the applicable laws associated with the manufacture, storage, distribution or sale of Products in the Territory and, following the Second Expansion Date, in the Expansion Territory, or that the Products do not comply with the Specifications therefor.  Each party shall notify the other party of any recalls or non-performance of the Products of which it becomes aware and shall cooperate with the other party and take all reasonable actions to respond to any such issues relating to the Products.

5.9          Customer Complaints.  Distributor shall investigate all complaints that it receives with respect to its distribution of the Products in the Territory and, following the Second Expansion Date, in the Expansion Territory, and to facilitate the recall of the Products, if reasonably required or if requested by SDI.  Distributor shall promptly report to SDI: (a) any complaint it receives regarding the Products; (b) any recurring complaint it receives regarding the Products; and (c) all incidents, of which it becomes aware, that resulted in personal injury or property damage involving the Products in any manner whatsoever.  SDI shall cooperate with and provide Distributor reasonable assistance in addressing all Customer complaints and any recall of Products where necessary.

6.           TRADEMARKS.

6.1          Non Exclusive License.  Subject to the terms and conditions of this Agreement, SDI hereby grants to Distributor a non-exclusive license to the SDI Trademarks solely for use under the terms of this Agreement.  Sublicensing to third parties of SDI Trademarks to third parties is expressly prohibited. Distributor shall be permitted to use the SDI Trademarks only in association with the Products.  No other use of the SDI Trademarks shall be permitted without the express written consent of SDI.

6.2          Designation.  The Products will be provided to Distributor with Distributor’s Trademarks and trade dress as specified in Appendix C.  SDI may include on the Product label the following wording: “Developed and Manufactured by Strategic Diagnostics Inc. utilizing Rapid ChekR and SELECTTM Technology (Issued US Patent 7,521,201)”, in such sizes, fonts and locations as may be reasonably acceptable to parties. From time to time the parties may agree on joint marketing campaigns to optimize Territory or Expansion Territory, if applicable, sales performance. Under such circumstances the parties will mutually agree on the appropriateness and subsequent utilization of relevant Trademarks.  Each party’s Trademarks shall be and remain the sole property of such party and any use thereof by the other party shall be limited to the Products, or such other products as may be authorized in writing by the other party.  It is expressly agreed that a party’s use of the Trademarks of the other party is with and on the consent of the other party and that the using party shall acquire no rights in said Trademarks because of its use thereof.  Each party shall comply with all instructions issued by the other party relating to the form and manner in which the other party’s Trademarks shall be used in connection with the manufacture and/or marketing of the Products and to discontinue upon notice from the owning party any practice relating to the use of the Trademarks which in the owning party’s reasonable opinion would adversely affect the rights or interest of the owning party in such Trademarks.  SDI shall ensure that the Products are manufactured, stored on its premises and shipped to Distributor in such a manner that would not depreciate the goodwill associated with Distributor’s Trademarks used in association with the Products.  Distributor shall ensure that the Products are marketed, stored on its premises, and shipped to its Customers, in such a manner that would not depreciate the goodwill associated with SDI’s Trademarks used in association with the Products.

STRATEGIC DIAGNOSTICS INC.
Amended and Restated Distribution Agreement

6.3          Trademark Ownership.  Each party acknowledges that the other party or its Affiliates or licensors are the owner of all rights, title and interest to the Trademarks owned by the other party and all associated goodwill.  Neither party will attack, dispute, or contest the validity or the ownership of the Trademarks of the other party or any registrations issued or issuing with respect thereto, both during the Term of this Agreement and thereafter.  Each party’s use of the Trademarks of the other party shall inure to the benefit of the other party, for all purposes including trademark registrations.  In the event a party acquires any rights relating to the Trademarks of the other party for any reason, then such party agrees to assign, and hereby does assign, at no cost, all such rights, together with any related goodwill, to the other party.  Neither party shall do any act which would or might endanger, destroy or similarly affect the value of the goodwill pertaining to the Trademarks of the other party nor do any act which might support a petition to cancel any registration relating to the Trademarks of the other party or cause the applicable registrar to require a disclaimer of exclusive rights in such Trademarks nor assist any other person or other entity directly or indirectly in such act.  Each party will immediately execute any documents presented to it by the other party to confirm the other party’s ownership of all such rights.

6.4          No Similar Marks.  Neither party shall use or register any trademarks or trade names so resembling the Trademarks of the other party as to be likely to cause confusion or deception both during the Term and thereafter.

6.5          Notification of Infringement.  Each party shall promptly notify the other party in writing of any alleged infringement or unauthorized use of which it becomes aware by a third party of the Trademarks of the other party and provide the other party with any applicable evidence of infringement or unauthorized use.

6.6          Enforcement Proceedings.  Each party will be entitled to conduct all enforcement proceedings relating to the Trademarks owned by that party and shall at its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of such Trademarks or passing-off or any other claim or counter-claim brought or threatened in respect of the use or registration of such Trademarks.  Any such proceedings shall be conducted at the owning party’s expense and for its own benefit.  At a party’s written request to the other party and upon the requesting party’s expense, the other party shall reasonably cooperate with the requesting party in such efforts.  The requesting party shall at its own discretion decide any settlement for any such proceedings or claims.

6.7          Trademark Prosecution.  Each party shall be solely responsible for the filing, prosecution and maintenance of the Trademarks owned by such party, and shall pay all applicable registrations and renewal fees thereto.  Each party shall reasonably cooperate with the other party in such efforts, which shall include providing the other party information as to such party’s use of such Trademarks as the other party may require in registering or maintaining registrations for its Trademarks.

STRATEGIC DIAGNOSTICS INC.
Amended and Restated Distribution Agreement

7.           PUBLICITY.  Except as otherwise expressly authorized herein, the name of either party to the Agreement will not be used by the other in any advertising, publicity or news media related to the Agreement without the prior written consent of the other party.  Notwithstanding the foregoing, the parties shall issue a  joint press release disclosing the Agreement in the form attached hereto as Appendix  G.

8.           INTELLECTUAL PROPERTY.

8.1          Ownership of Intellectual Property.  SDI or its Affiliates or licensors shall remain the owner of the intellectual property relating to the Products and the manufacturing of the Products including any and all rights to any scientific or technical information, data, discovery, invention (whether patentable or not), know-how, substances, techniques, processes, systems, formulations, designs and expertise relating to the manufacture of the Product which is not generally known to the public and any and all rights under any and all patent applications and/or patents, now existing, currently pending or hereafter filed or acquired or licensed by SDI or any Affiliate relating to the manufacture of the Product, and any foreign counterparts thereof and all divisionals, continuations, continuations-in-part, any foreign counterparts thereof and all patents issuing on any of the foregoing, and any foreign counterparts thereof, together with all registrations, reissues, re-examinations, supplemental protection certificates, or extensions thereof, and any foreign counterparts thereof (collectively, the “SDI Intellectual Property”).

8.2          Patent Prosecution and Maintenance.  As between SDI and Distributor, SDI, at its sole discretion and expense, may: (a) secure the grant of any patent applications within the SDI Intellectual Property in the Territory or Expansion Territory; (b) file and prosecute patent applications on patentable inventions and discoveries relating to the same in the Territory or Expansion Territory; (c) defend all such applications against third party oppositions in the Territory or Expansion Territory; and (d) maintain in force any issued letters patent relating to the same in the Territory or Expansion Territory.

8.3          Enforcement.  Each party shall promptly inform the other party in writing of any actual or alleged unauthorized use of the other party’s intellectual property by a third party of which it becomes aware and provide the other party with any available evidence of such unauthorized use.  Each party shall have the right but not the obligation to enforce for its own benefit (including by agreement or by litigation) its rights in the intellectual property owned by it at its own instigation.  Each party shall reasonably cooperate with the other party to enforce such rights.

8.4          Representations and Warranties Relating to Intellectual Property.  Distributor represents and warrants that it shall (i) not modify or otherwise derivatize the Products and (ii) that the Products shall be represented for their intended use.

9.           AGREEMENT NOT A FRANCHISE.  Each party agrees and acknowledges that Distributor has paid SDI no fees or compensation of any form for the right to enter into this Agreement or to offer for sale the Products hereunder.  All payments to be made to SDI pursuant to this Agreement shall be made in connection with bona fide sales transactions with respect to the Products.

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Amended and Restated Distribution Agreement

10.           NO AGENT OR LEGAL REPRESENTATIVE.  This Agreement does not constitute either party as the agent or legal representative of the other party for any purpose whatsoever.  Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind it in any manner whatsoever.

11.           INDEMNIFICATION.

11.1          Mutual Indemnity.  Subject to the provisions of Section 11.2, each party (the “Indemnifying Party”) shall defend and/or settle any third party claim or action brought against the other party, its Affiliates, and/or their respective officers, directors, members, licensors, employees, agents, distributors and representatives (collectively, the “Indemnified Parties”), to the extent such claim or action arises from (1) any breach by the Indemnifying Party of any of its representations, warranties or covenants contained in this Agreement or (2) personal injury or property damage to third persons arising out of or related to this Agreement or the Products to the extent caused by the Indemnifying Party’s negligence or willful misconduct.  In addition, the Indemnifying Party shall indemnify and hold harmless the Indemnified Parties from and against any damages, fees, and expenses (including reasonable attorneys’ fees) payable by any of them to third parties in connection with any such claim or action.

11.2          Additional Indemnity of SDI.  SDI shall defend and/or settle, and indemnify and hold harmless Distributor, its Affiliates or subdistributors and/or their respective officers, directors, members, licensors, employees, agents and representatives (each, a “Distributor Indemnified Person”) from and against, any third-party claim or action brought against a Distributor Indemnified Person, and all damages, losses, liabilities, and expenses (including reasonable attorneys’ fees) suffered, incurred, or awarded or imposed against any Distributor Indemnified Person in connection with any such claim or action to the extent such claim or action concerns an allegation that any of the Products, or any portion thereof, infringe any intellectual property or other proprietary right of a third party.  In addition to the foregoing, if such a claim results in a judgment of infringement, SDI may (i) provide Distributor with non-infringing Products; (ii) obtain for Distributor the rights to distribute such Products, or (iii) accept a return of such Products and credit Distributor with the price paid less an allowance for use.

12.           WARRANTIES AND LIMITATIONS OF LIABILITY.

12.1          Limited Warranty. SDI offers a limited warranty to Customers of the Products.  The terms of that warranty are set forth on Appendix E and is the only warranty given by SDI to Customers.  Distributor is prohibited from extending any warranty with respect to the Products on behalf of SDI.  All shipping charges for returning Products to SDI for Warranty Service shall be paid by Distributor or the Customer.

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Amended and Restated Distribution Agreement

12.2          Mutual Representations, Warranties and Covenants.  Each party represents, warrants and covenants that:

(a)           it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute, deliver, and perform this Agreement;

(b)           the execution of this Agreement and the performance thereof have been duly authorized by all necessary corporate action on its part and do not conflict with the terms or conditions of any agreement to which such party is subject; and

(c)           when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with the provisions of this Agreement.

12.3          Additional Representations, Warranties and Covenants of Distributor.  Distributor represents, warrants and covenants that: (a) it shall represent the Products accurately and fairly and shall refrain from misleading or unethical business practices; (b) it shall conduct its business in a manner that reflects favorably on the Products and the good name, goodwill and reputation of SDI; (c) it shall avoid deceptive or unethical practices, including but not limited to disparagement of the Products; (d) it shall not make any representations, warranties or guarantees to Customers or other third parties or to the trade with respect to the specifications, features or capabilities of the Products that are inconsistent with the literature or documentation provided by SDI, and (e) it shall perform its obligations under this Agreement in compliance with all applicable laws.

12.4          Additional Representations, Warranties and Covenants of SDI. SDI additionally represents and warrants to Distributor that: (i) all services performed by or on behalf of SDI under this Agreement shall be performed in a professional and workmanlike manner consistent with industry standards by trained and fully qualified personnel; (ii) it owns or has sufficient rights to manufacture and sell the Products in the Territory supplied to Distributor hereunder; (iii) the Product and that the use of the Product and the process by which the Product is made, does not infringe or misappropriate any patent, copyright, trademark, trade secret or other third party proprietary right in the Territory and (iv) title to all Products supplied to Distributor hereunder will be conveyed free and clear of any liens or encumbrances.

12.5          Disclaimer.  EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ALL WARRANTIES, CONDITIONS, AND REPRESENTATIONS WITH RESPECT TO THE PRODUCTS, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENT BY THE PARTIES, OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

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Amended and Restated Distribution Agreement

12.6          Limitation of Liability.  UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS OF THE OTHER PARTY (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF GOODWILL, USE OF MONEY, OR USE OF THE PRODUCTS, INTERRUPTION OF STOPPAGE OF WORK, OR IMPAIRMENT OF OTHER ASSETS), ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT, OR OTHERWISE.

13.           TERM, TERMINATION AND RENEWAL.

13.1          Initial Term.  This Agreement completely amends and restates the Original Agreement in its entirety and shall take effect as of the date first above written and, unless terminated sooner as provided below or otherwise provided herein, shall continue in force until December 31, 2011 (the “Initial Term”), subject to renewal as provided in Section 13.2 below.

13.2          Renewal.  Distributor and SDI agree that this Agreement shall automatically renew for additional one (1) year periods (each a “Renewal Term” and all Renewal Terms together with the Initial Term, the “Term”) unless either Distributor or SDI shall have provided written notice to the other party of such party’s intent to not renew the Agreement at the end of the Initial Term or the then-current Renewal Term at least ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term.

13.3          Termination for Breach. Each party hereby agrees that its failure to perform any of its obligations under this Agreement shall give the other party the legal justification and right to unilaterally terminate this Agreement within thirty (30) days after receipt by the defaulting party of written notice specifying the nature of the default and the non-defaulting party’s intention to terminate, unless within said thirty (30) day period, the defaulting party shall have cured the default to the non-defaulting party’s sole satisfaction, provided that such default is capable of cure.

13.4          Insolvency, etc. This Agreement may be terminated promptly and without notice by a party upon the occurrence of any of the following events: (a) the other party becomes insolvent or bankrupt; (b) the other party’s business is placed in the hands of a receiver or trustee for the benefit of creditors, whether by voluntary act of the other party or otherwise; (c) the sale of all or substantially all of the assets of the other party; (d) the sale of more than twenty-five percent (25%) of the equity interests of the other party; or (e) any nationalization or other governmental taking of the other party’s business or assets.

13.5          Enactment of Law.  This Agreement may be terminated by either party in the event of an enactment of any law that would render it impossible for the other party to perform its obligations hereunder.

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Amended and Restated Distribution Agreement

13.6          Effects of Termination. In the event of any expiration or termination of this Agreement, upon Distributor’s request, SDI shall use commercially reasonable efforts to supply Distributor with Products for up to a period of three (3) months following such expiration or termination upon the terms and conditions contained in this Agreement.  In addition to the foregoing, in the event of the expiration or termination of this Agreement, Distributor shall be entitled to continue to sell its on-hand inventory (including, but not limited to, the inventory from the above-mentioned supply of Product) of Products in accordance with the provisions hereof until exhausted unless SDI shall have agreed to repurchase from Distributor, and Distributor shall have agreed to resell to SDI, such on hand inventory.  Each of SDI and Distributor agree that, upon the termination of this Agreement, it shall negotiate in good faith with the other to agree on the terms and procedures of the “unwinding” of the business relationship established by this Agreement, which agreement may, but need not, include Distributor providing to SDI certain sales and marketing information and documents, sales and product training, and information regarding product registrations in jurisdictions where a Product has been registered.

14.           CONFIDENTIAL INFORMATION.

14.1          Non-Disclosure.  Each party, its officers, employees and agents, will hold in absolute confidence all technical and other confidential information, as well as prices, quotations, discounts, and other data, market and product information, provided by the other party, to the non-disclosing party, regardless of form, and will not permit their use in any way that is inconsistent with this Agreement or which may be detrimental to the disclosing party or its Affiliates.  All such data shall be surrendered to the disclosing party immediately upon its request in the event of termination or expiration of this Agreement.  Notwithstanding the foregoing, nothing contained in this Section shall restrict or preclude a party from using or disclosing information to the extent such information was (a) generally available or known to the public at the time of the disclosure to the receiving party by the providing party, (b) in the receiving party’s lawful possession prior to the time of the disclosure by the providing party or (c) independently developed by the receiving party without reliance upon the confidential information of the providing party.

14.2          Injunctive Relief.  Each party acknowledges and agrees that a breach of the covenants and agreements contained in this Agreement may cause irreparable harm or injury to the other party and that such other party shall be entitled to seek injunctive relief enjoining and restraining the breaching party from doing or continuing to do any such act in breach of this Agreement.

15.           FAILURE TO ENFORCE PROVISIONS.  The failure of either party to enforce at any time or for any period of time the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce such provisions.

16.           COMPLIANCE WITH LAW.  Each party acknowledges that the other party is a US corporation and, as such, is subject to the provisions of the Foreign Corrupt Practices Act of 1977 of the United States of America, 91 Statutes at Large, Sections 1495 et seq., which prohibits the making of corrupt payments to foreign officials, political parties or candidates or to persons who will offer or give such payments to any of the foregoing in order to obtain business.  Each party further acknowledges that it is familiar with the provisions of such Act and hereby agrees that it shall take or permit no action which will either constitute a violation under, or cause the other party to be in violation of, the provisions of said Act.  It is agreed that this Section 16 shall be a material provision of this Agreement.

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17.           NOTICES. Any notice or other communication required or permitted to be made or given by either party hereto pursuant to this Agreement shall be sufficiently made or given on the date of receipt if sent to such party by registered or certified air mail, postage prepaid, by internationally recognized courier service with fees prepaid, or by Facsimile transmission, in either case addressed or directed, in the case of SDI, to it, at the address set forth in the introduction to this Agreement or if by facsimile to (302) 456-6770, and in the case of  Distributor, to its address set forth in the introduction above, or if by facsimile to:  (302) 695-5281, or to such other address as shall be designated by written notice given to the other party in accordance with the provisions of this Section.

18.           SEVERABILITY. If any provisions of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, because of its conflicting with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

19.           GENERAL PROVISIONS.

19.1          Entire Agreement.  This Agreement cancels and supersedes any and all previous agreements, arrangements, course of conduct or understandings between the parties (including, without limitation, the Original Agreement and Purchase Orders); contains the entire agreement between the parties with respect to the subject matter hereof; and any representations, promises or conditions not incorporated herein shall not be binding upon either party.  This instrument will not be an effective or binding agreement until a copy hereof shall have been signed by Distributor and accepted in writing by an officer of SDI nor shall any modification, termination or waiver of any of the provisions herein contained, or any future representation, promise, warranty or condition in connection with the subject matter hereof be binding upon SDI or Distributor unless made in writing and signed on behalf of each of SDI and Distributor by one of its officers.  Headings are included in this Agreement for reference purposes only and shall not affect the meaning or interpretation of this agreement.

19.2          Agreement Not Assignable.  This Agreement constitutes a personal contract between SDI and Distributor and neither party shall transfer or assign any part thereof without the other party’s prior written consent; provided, however, that either party may assign this Agreement, in whole or in part, to any of its Affiliates or, subject to the next sentence, to a purchaser of all or substantially all of such party’s food pathogen testing assets.  To the extent that a party desires to assign this Agreement to a purchaser of all or substantially of such party’s food pathogen testing assets, such party (the “Transferring Party”) shall notify the other party (the “Non-Transferring Party”) in writing of the desire to assign this Agreement to such purchaser at least sixty (60) days prior to consummating the assignment of this Agreement.  Within such sixty (60) day period, the Non-Transferring Party shall have the right to terminate this Agreement by providing written notice to the Transferring Party indicating that it is electing to terminate this Agreement.

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19.3          Dispute Resolution.  In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the parties shall try to settle those conflicts amicably between themselves.  Within five business days of receiving written notice from a party that a dispute exists, the parties shall meet and negotiate in good faith for a period not to exceed thirty (30) business days to resolve such dispute. If the parties have been unable to resolve dispute within 30 days of first notifying the other party, either party shall have the right to pursue any available legal and equitable remedies in a court of competent jurisdiction.

19.4          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws (other than those relating to conflict of laws) of the State of Delaware, and except as provided above all disputes arising hereunder shall be adjudicated before and settled by the courts of the State of Delaware; the each party hereby irrevocably consents to the jurisdiction of the foregoing courts, acknowledges their competence and agrees to be bound by any final judgment thereof in any action, suit or proceeding arising out of this Agreement.  Each party agrees that service of process or notice with respect to any such action or proceeding shall be effective if given in accordance with Section 17 hereof.

19.5          Waiver.  No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

19.6          Further Assurances.  At the request of any of the parties, the other party or parties shall (and shall use reasonable efforts to procure that any other necessary third parties shall) execute and do all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting party the full benefit of the terms hereof.

19.7          Headings.  The headings herein are for the convenience of the parties only and shall not be used in the interpretation of the provisions hereof.

19.8          Counterparts.  This Agreement may be executed in several counterparts (including by facsimile) and all when so executed shall constitute one agreement, binding on all of the parties hereto, even though all of the parties are not signatories to the original or the same counterpart.

19.9          Survivability.  Sections 1, 3.2, 4.2(c), 4.3, 4.4, 4.5, 5.6, 5.8, 5.9, 6, 8, 11, 12, 13.6, 14, 17 and 19 shall survive the termination or expiration of this Agreement for any reason.

[signature page follows]

STRATEGIC DIAGNOSTICS INC.
Amended and Restated Distribution Agreement

IN WITNESS WHEREOF, the parties hereto have, by their authorized representatives, duly executed this Agreement as of the date first set forth above.

STRATEGIC DIAGNOSTICS INC.	E. I. DU PONT DE NEMOURS AND COMPANY, through its DuPont Qualicon business

By:	/s/ Francis M. DiNuzzo	By:	/s/ John P. McMenamin
Title:	President and Chief Executive Officer	Title:	Director of Operations

913586

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Amended and Restated Distribution Agreement

APPENDIX A
PRODUCTS AND TRANSFER PRICES

Product	Transfer Prices
“Product” shall mean an immunoassay-based lateral flow detection device or strip for the detection of: ● E coli O157 ● Salmonella ● Listeria	[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

Product	SDI Item # Equivalent	Dupont Qualicon Item #	Transfer Prices $USD
[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

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Amended and Restated Distribution Agreement

APPENDIX B
PRODUCT SPECIFICATIONS

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

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Amended and Restated Distribution Agreement

APPENDIX C
TRADEMARKS

SDI Trademarks:

RapidChek®

RapidChek® SELECT™

Distributor Trademarks:

DuPont™

Lateral Flow System™

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Amended and Restated Distribution Agreement

APPENDIX D
FORM OF PURCHASE ORDER

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

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APPENDIX E
END USE CUSTOMER WARRANTY

Seller warrants that its products shall conform to the description of such products as provided in Seller’s product specifications or other literature, if furnished to Buyer. THIS WARRANTY IS EXCLUSIVE. AND SELLER MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. Seller’s warranties made in connection with this sale shall not be effective if Seller has determined in its sole discretion that Buyer has misused the products in any manner or has failed to use the products in accordance with instructions, if any, furnished by Seller. Seller’s sole and exclusive liability and Buyer’s exclusive remedy with respect to products proved to Seller’s satisfaction to be defective or nonconforming shall be the replacement of such products in accordance with Seller’s instructions. SELLER SHALL NOT BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL OR CONTINGENT DAMAGES.

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APPENDIX F
YEARLY TARGET AMOUNTS AND REGIONAL MARKET SHARE TARGET

[The confidential material contained herein has been omitted and has been separately filed with the Commission.]

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Amended and Restated Distribution Agreement

APPENDIX G

JOINT PRESS RELEASE

Strategic Diagnostics Inc. and DuPont Qualicon
Expand Global Distribution Agreement

SDI’s RapidChek® SELECT™ E. coli O157:H7 and Salmonella,
food pathogen detection products added

Newark and Wilmington, DE (July 29, 2009) – SDI (Strategic Diagnostics Inc., NASDAQ: SDIX), a leading provider of biotechnology-based detection solutions for food safety and life science applications, and Wilmington, DE-based, DuPont Qualicon today announced the expansion of their distribution agreement to include SDI’s proprietary RapidChek® SELECT™ products.

DuPont Qualicon currently markets SDI’s RapidChek E. coli O157:H7, Salmonella and Listeria outside the United States as the DuPont™ Lateral Flow System. Under the terms of the expanded agreement, DuPont Qualicon will now also market SDI’s RapidChek® SELECT™ tests and proprietary enrichment media under the same name.  SDI will continue to market its RapidChek and RapidChek SELECT line of food pathogen test systems directly in the United States and through selected distributors outside the U.S.

RapidChek and RapidChek SELECT are easy to use, accurate and affordable pathogen detection systems. Each test focuses on the total process, optimizing both the enrichment and the detection portion of the test system. All systems have a proprietary enrichment broth, ensuring superior recovery and growth of the target pathogen, if present in the food sample. In addition, the test strips provide clear and rapid results.

Tim Lawruk, SDI Food Safety Marketing Manager said, “Given the globalization of the food market, the global customer base needs to have consistent quality systems and testing methodologies around the world. We believe this will drive them to employ fast, accurate, and cost-effective technologies such as RapidChek. Expanding our relationship with DuPont Qualicon to include our proprietary SELECT platform will allow both DuPont Qualicon and SDI to continue enjoying excellent growth and market acceptance globally.”

Fran DiNuzzo, President and CEO of SDI, added, “SDI continues to search for and implement ways to help customers ensure that their products meet global safety standards. The expanded agreement with DuPont Qualicon demonstrates our commitment to provide the worldwide food market with complete testing solutions, providing highly differentiated solutions that give our customers added value.  We are excited to be working with DuPont Qualicon as a key partner in support of international food safety.”

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Amended and Restated Distribution Agreement

According to John P. McMenamin, Director of Operations for DuPont Qualicon, “The immunoassay systems developed by SDI meet DuPont standards for high quality and performance. They broaden the range of choices in pathogen testing we offer to food companies.”

About Strategic Diagnostics Inc. (SDI)
Strategic Diagnostics Inc. develops, manufactures and markets biotechnology-based detection solutions to a diverse customer base, across multiple industrial and human health markets. By applying its core competency of creating custom antibodies to assay development, the Company produces unique, sophisticated diagnostic testing and reagent systems that are responsive to customer diagnostic and information needs. Customers benefit with quantifiable return on investment by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in the pharmacogenomics market.

About DuPont Qualicon
DuPont Qualicon is a world leader in food diagnostics, dedicated to providing the food industry with innovative solutions using the best science available.  The automated BAX® system, with certifications and regulatory approvals in the Americas, Asia and Europe, uses leading-edge technology, including PCR assays, tableted reagents and optimized media, to genetically detect organisms in food and environmental samples. For tracking contamination and tracing its source, the DuPont Qualicon RiboPrinter® system is an automated DNA-based method that identifies bacteria and provides sub-species characterization in the same test. More information on DuPont Qualicon is available at www.qualicon.com.

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Amended and Restated Distribution Agreement

This news release may contain forward-looking statements reflecting SDI’s or DuPont’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project”, “plan” and similar expressions as they relate to SDI or DuPont are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI or DuPont at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s or DuPont’s public filings with the U.S. Securities and Exchange Commission.

SDI Company Contact:                                                                                     SDI Investor Contact:

Tim Lawruk	The Trout Group
Food Safety Marketing Manager	Brian Korb
(302) 456-6789	(646) 378-2923
www.sdix.com	bkorb@troutgroup.com

DuPont Qualicon Contact:
John McMenamin
Director of Operations
(302) 695-5252
www.qualicon.com